UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 24, 2006

Tegal Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	000-26824	68-0370244
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2201 South McDowell Boulevard
Petaluma, CA 94954
(Address of Principal Executive Offices)

(707) 763-5600
(Registrant’s telephone number, including area code)

_______________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 24, 2006, Tegal Corporation announced its entry into an Exclusive Distributor Agreement between Tegal and Noah Corporation (“Noah”), effective as of October 1, 2006. Pursuant to the Exclusive Distributor Agreement, Noah will serve as Tegal’s exclusive distributor of certain of its system products, spare parts and related service parts and accessories within Japan. Noah will also provide installation, warranty and maintenance services to customers of such products within Japan. Pursuant to the agreement, Noah will also employ certain personnel in Japan previously employed by Tegal Japan, Inc. The initial term of the Exclusive Distributor Agreement is for three years, provided that either party may terminate the agreement with or without cause upon not less than 180 days’ prior written notice. Either party may terminate the agreement for the material breach by the other party if not cured within 30 days’ notice. Tegal may also terminate the agreement upon notice to Noah if any of the following occurs: (i) any assignment by Noah of the agreement or any interest therein, (ii) any delegation of Noah's obligations under the agreement, (iii) any change of control of Noah, (iv) the failure of Noah for any reason to function in the ordinary course of business, (v) the conviction of Noah or a Noah manager, partner, principal officer or major stockholder of any violation of the law adversely affecting the operation or business of Noah or the reputation of Tegal or its products, or (vi) the submission by Noah to Tegal of any false or fraudulent reports or statements.

Tegal issued a press release announcing the Exclusive Distributor Agreement, a copy of which is attached to this Report as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Number	Exhibit
99.1	Press Release dated October 24, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2006	TEGAL CORPORATION

By:
	Name: Title:	Christine Hergenrother Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 24, 2006